UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 5, 2011

GYRODYNE COMPANY OF AMERICA, INC.

(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1 FLOWERFIELD, Suite 24
ST. JAMES, NEW YORK 11780

(Address of principal executive
offices) (Zip Code)

(631) 584-5400

Registrant’s telephone number,
including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 5, 2011, Gyrodyne Company of America, Inc. (“Gyrodyne” or the “Company”) announced the terms of its rights offering to shareholders.  Under the terms of the rights offering, the Company will distribute, at no charge, to the holders of its common stock as of 5:00 p.m., New York time, on August 15, 2011, one non-transferable subscription right for each share of Gyrodyne common stock then owned. Every 7.5 subscription rights will entitle the holder to purchase one share of common stock at a purchase price of $53.00 per share, which represents an 18.5% discount to the closing price of Gyrodyne’s common stock on August 4, 2011. Any fractional rights resulting from the share allocation process will be rounded up to the nearest whole number.  Assuming the rights offering is fully subscribed, the Company currently expects the gross proceeds of the offering to be approximately $9,210,000.

The rights offering also includes an over-subscription privilege, which entitles a shareholder who exercises its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right.  If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, the Company may, at its discretion, elect to issue up to an additional 19,336 of over-allotment shares to honor requests under the over-subscription privilege.  If the over-allotment shares are issued, maximum gross proceeds in the offering would be approximately $10,210,000.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
__________           ___________

99.1	Press Release of the Company dated August 5, 2011, announcing the terms of rights offering to shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By: /s/ Stephen V. Maroney
Stephen V. Maroney
President and Chief Executive Officer

Date: August 5, 2011